Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
ELEVENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FEMASYS INC.

Femasys Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: Effective upon the filing of this amendment to the Corporation’s Eleventh Amended and Restated Certificate of Incorporation (the “Effective Time”), each twenty (20) shares of common stock, par value $0.001 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number.

SECOND: The Board of Directors of the Corporation duly adopted resolutions approving the following amendment to the Corporation’s Eleventh Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), declaring said amendment to be advisable and providing for the consideration of such amendment at a special meeting of stockholders of the Corporation.

THIRD: On April 29, 2026, the special meeting of stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares required by statute were voted in favor of the amendment.

FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of the Eleventh Amended and Restated Certificate of Incorporation has been executed as of this 5th day of June, 2026.

FEMASYS INC.

By:	/s/ Kathy Lee-Sepsick
Name: Kathy Lee-Sepsick
Title: Chief Executive Officer